Exhibit 3.5

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                       SOLAR SATELLITE COMMUNICATION, INC.


     Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation is Solar Satellite Communication, Inc.

     SECOND: A sufficient number of shares were voted by the shareholders of the Corporation on November 29, 1988 to adopt the following amendment to the Articles of Incorporation, in the manner prescribed by the Colorado Corporation Code, which provision is to replace Article III of the Articles of Incorporation in its entirety.

                                   ARTICLE III

     Article III shall be revised to read as follows:

     The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 26,000,000 consisting of 1,000,000 shares of preferred stock, $.001 par value per share, and 25,000,000 shares of common stock, $.001 par value per share.

     Every ten issued and outstanding shares of the common stock, $.001 par value, is split, converted and will be exchanged into one share of common stock, $.001 par value.

     (a) Preferred Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions, of the preferred stock shall be as follows:

         (1) The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors and as are not stated and expressed in these Articles of Incorporation or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

             (i) The designation and number of shares of such series.

             (ii) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes

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or of any other series of capital stock, whether such dividends may be paid in cash, shares of common stock or preferred stock or in assets of the corporation and whether such dividends shall be cumulative or noncumulative.

             (iii) Whether the shares of such series shall be subject to redemption by the corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

             (iv) The term and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

             (v) Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or for any other series of any class or classes of capital stock of the corporation and, if provision be made for conversion or exchange, the times, prices rates, adjustments and other terms and conditions of such conversion or exchange.

             (vi) The extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise.

             (vii) The restrictions, if any, on the issue or reissue of any additional preferred stock.

             (viii) The rights of the holders of the shares of such series upon the dissolution or winding up of, or upon the distribution of assets of, the corporation.

         (2) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of preferred stock, the holders of any such series shall have no voting power whatsoever.

     (b) Common Stock. The holders of common stock shall have and possess all rights as shareholders of the corporation, including such rights as may be granted elsewhere by these Articles of Incorporation, except such rights may be limited by the preferences, privileges and voting powers and the restrictions and limitations of the preferred stock.

     Subject to preferential dividend rights, if any, of the holders of preferred stock, dividends upon the common stock may be declared by the Board of Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.

     Dividends on shares of common stock and preferred stock may be paid in shares of common stock or preferred stock.

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     The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.

     Any stock of the corporation may be issued for money, property, services rendered, labor done, cash advances for the corporation, or for any other assets of value in accordance with the action of the Board of Directors, whose judgment as to value received in return therefor shall be conclusive and said stock when issued shall be fully paid and nonassessable.

     THIRD: The manner in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effect is set forth in the foregoing amendment to Article III.

     FOURTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows:

     The stated capital will be adjusted as a result of the amendment to Article III from $.001 times the number of shares of common stock outstanding prior to the effective date of the amendment to the amount which is obtained by multiplying $.001 times the number of shares outstanding prior to the effective date of the amendment divided by ten.

     On behalf of Solar Satellite Communication, Inc., Craig Kleinman and David
F. Butler, by their signatures set forth below, do hereby confirm, under penalties of perjury, that the foregoing Articles of Amendment to the Articles of Incorporation of Solar Satellite Communication, Inc. are a true and correct copy of said document.


                                   SOLAR SATELLITE COMMUNICATION,
                                    INC.



                                   By  /s/  Craig Kleinman
                                     --------------------------------------
                                         Craig Kleinman, President


                                       /s/  David F. Butler
                                     --------------------------------------
                                         David F. Butler, Assistant Secretary

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